For Immediate Release: December 13, 2011 Lee Allan Vice President, New Media Griffin Capital Corporation lallan@griffincapital.com Office Phone: 310-606-5900 Cell Phone: 310-621-1601

Griffin Capital Net Lease REIT, Inc. Announces $150 Million Revolving Credit Facility from Key Bank and Bank of America

El Segundo, Calif. (Dec 13, 2011) – Kevin A. Shields, Chairman and Chief Executive Officer of Griffin Capital Corporation, a Los Angeles-headquartered real estate investment company and sponsor of the Griffin Capital Net Lease REIT (“Net Lease REIT”), today announced that Key Bank National Association and Bank of America N.A. have previously agreed to provide the Net Lease REIT with a $150 million senior secured revolving credit facility. Griffin intends to utilize this facility to fund the Net Lease REIT’s ongoing acquisitions of single tenant office, industrial and warehouse properties triple net leased long term to creditworthy tenants.

The initial size of the facility is $70 million, with Key Bank and Bank of America each providing $35 million; Key Bank Capital Markets and Bank of America Merrill Lynch serve as Joint Lead Arrangers and Joint Book Runners, and Bank of America is Syndication Agent. The Net Lease REIT may request an increase in the facility by adding other banks to the lending group as the Net Lease REIT accumulates assets to build the borrowing base. Pricing is LIBOR plus 275 basis points, which is approximately 275 basis points less than the Net Lease REIT’s prior line of credit.

“We are excited to reach agreement with these two well respected lenders, with whom we have had excellent long term relationships, and to do so at an interest rate that is roughly half what we were paying previously”, Shields said. “This increased borrowing capacity comes at a key time for our REIT, as we have several potential acquisition properties that we intend to close between now and the end of the first quarter of 2012,” Shields added.

About Griffin Capital

Los Angeles-based Griffin Capital Corporation (“Griffin”) is the sponsor of the Griffin Capital Net Lease REIT, Inc. (the “REIT”), a publicly-registered, non-traded real estate investment trust focused on providing individual investors dependable monthly income through the ownership of a diversified portfolio of ‘business essential’ office and industrial properties net leased on a long term basis to creditworthy corporate tenants. The REIT, distributed by Griffin Capital Securities, Inc. through leading independent broker-dealers, seeks to raise $750 million in equity. Manifesting keen alignment of shareholder interest, the principals and certain affiliates of Griffin Capital invested over $26 million of capital into the REIT. Griffin Capital has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. For more information regarding Griffin Capital, please visit www.griffincapital.com.